EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Molly Faust, molly.faust@aexp.com, +1.212.640.0624
Sanette Chao, sanette.chao@aexp.com, +1.212.640.6445

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS AGREES TO SETTLE CLASS ACTION LITIGATIONS

New York – December 19, 2013 – American Express (NYSE: AXP) said today that it has agreed to settle two putative antitrust class actions filed by U.S. merchants that challenged the company’s Card acceptance agreements. The settlement agreement will address certain merchant concerns, while helping to ensure that American Express Card Members are treated fairly at the point of sale. It will also limit the Company’s exposure to future legal claims.

The first lawsuit, In re American Express Anti-Steering Rules Antitrust Litigation, challenges the Non-Discrimination Provisions in the company’s merchant contracts. The lawsuit dates back to 2006 and is pending in the U.S. District Court for the Eastern District of New York. The second lawsuit, In re Marcus Corporation, challenges American Express’ Honor All Cards Provisions. This lawsuit dates back to 2004 and is pending in the U.S. District Court for the Southern District of New York.

Under the terms of the agreement:

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Merchants continue to agree that if they decide to surcharge their customers using credit or charge cards, any surcharge on American Express Card transactions would be no more than the surcharge on credit or charge card products issued on competing networks.

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Similarly, merchants agree that if they surcharge customers paying with prepaid or debit cards, they would not surcharge American Express prepaid cards more than any competing prepaid or debit cards issued on competing networks.

•	Merchants would be allowed to surcharge charge and credit cards, even if they do not surcharge prepaid and debit card transactions.
•	Merchants would agree not to pursue further legal challenges to American Express’ Non-Discrimination and Honor All Cards Provisions for at least 10 years after these changes are implemented.
•	American Express would agree to pay reasonable attorneys fees for both cases up to a maximum total of $75 million, as approved by the Court.
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If merchants choose to pursue individual lawsuits or arbitrations for alleged damages relating to the Non-Discrimination and Honor All Cards Provisions, they would agree that any potential recovery would be limited to damages for the period prior to the implementation of the changes.

The company’s card acceptance agreements will continue to require merchants to honor all American Express cards with the exception of U.S. issued traditional debit cards, should the company or its affiliates or partners decide to issue them at a future date. The agreements will also continue to prohibit merchants from steering customers away from using American Express cards to competing products.

The changes to the Non-Discrimination and Honor All Cards Provisions will take effect after the resolution of any appeals to the final approval of the settlement, unless voluntarily implemented by American Express at an earlier date.

If the settlement terms are approved by the Court, all merchants who accept American Express cards in the United States will be bound by the changes to American Express’ Non-Discrimination and Honor All Cards Provisions and by the agreement not to make any future claims relating to these contract provisions for a period of at least 10 years after the changes are implemented.

Tim Heine, Managing Counsel of American Express, said: “We believe the terms of the settlement continue to balance the interests of Card Members and merchants.

“While the modification of our contract provisions gives merchants some additional flexibility, many merchants continue to believe, as we do, that surcharging is fundamentally anti-consumer. Few merchants have taken advantage of earlier opportunities to surcharge out of concern that it could risk alienating customers, and drive them to patronize competitors who do not surcharge.

"Merchants choose to accept American Express because we help them reach millions of customers who value the convenience, rewards, and world class service that our payment products provide. Unlike Visa and MasterCard, we do not have market power. We operate a competitive, dynamic business with a unique business model. Resolving these lawsuits will allow us to stay focused on helping merchants build their business and strengthen their customer relationships.”

American Express will reimburse the class plaintiffs’ costs of notifying merchants of the settlement up to $2 million and will provide an additional $2 million fund for plaintiffs to communicate to merchants about the terms of the settlement.

The settlement agreement has been submitted to the Court for approval. Costs associated with the settlement will be recognized in the fourth quarter.

As previously reported, American Express has been named in a number of separate merchant cases. A summary of those matters can be found here.

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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.

This release includes forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance. These forward-looking statements are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. American Express undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, events impacting the outcomes and costs associated with the litigations referenced in this release, such as objections to the settlement agreement by plaintiffs and other parties and uncertainty and timing related to the approval of the settlement agreement by the Court, which can be impacted by appeals. A further description of such factors can be found in American Express’ Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the three months ended March 31, June 30 and September 30, 2013, and the Company’s other reports filed with the SEC.